Exhibit 16.1

March 18, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated March 18, 2010, of National Mentor Holdings, Inc. and are in agreement with the statements contained in the last sentence of the second paragraph and the statements in paragraphs three through seven in section (a) of Item 4.01, except that as it relates to the fifth paragraph (1) the material weaknesses in the Company’s internal control over financial reporting related to the accuracy of its revenue and related to its revenue recognition and revenue reserves for unauthorized sales also existed as of September 30, 2008, and (2), the material weaknesses as of September 30, 2009 and 2008 were also communicated by us to management and the Company’s Audit Committee.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statement concerning the lack of internal control to prepare financial statements, included in the fifth paragraph in section (a) of Item 4.01, we had considered such matters in determining the nature, timing and extent of procedures performed in our audits of the registrant’s 2009 and 2008 consolidated financial statements.

/s/ Ernst & Young LLP